THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT

This Third Amendment to Share Purchase Agreement (this “Third Amendment”) is dated June 24, 2014, and amends the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of November 22, 2013, between SurePure, Inc., a Nevada corporation (the “Company”), and Regency Capital Corporation, a corporation formed under the laws of the Turks and Caicos Islands (the “Purchaser”), as heretofore amended by the Amendment to Share Purchase Agreement, dated February 13, 2014 (the “First Amendment”) and by the Second Amendment to Share Purchase Agreement, dated March 19, 2014 (the “Second Amendment”; the Share Purchase Agreement, as amended by the First Amendment and the Second Amendment, being referred to in this Third Amendment as the “Amended Share Purchase Agreement”). Capitalized terms used in this Agreement without definition shall have the respective meanings given them in the Share Purchase Agreement.

WHEREAS, the Company and the Purchaser have entered into the Share Purchase Agreement, under which the Purchaser agreed to purchase up to 600,000 Shares on the terms and conditions set forth therein, of which 430,000 Shares were subject to an option right of the part of the Purchaser;

WHEREAS, the Purchaser fully exercised its option to purchase such 430,000 Shares and requested the right to purchase up to an additional 500,000 Shares as if such Shares were Additional Shares;

WHEREAS, in the First Amendment the Company granted the Purchaser the right to purchase up to 500,000 Additional Shares on the condition that the purchase of such Additional Shares be completed prior to March 31, 2014, all of which Additional Shares were purchased;

WHEREAS, under the Second Amendment the Company granted the Purchaser the right to purchase up to 1,000,000 Additional Shares prior to June 30, 2014, of which the Purchaser has purchased 315,000 Additional Shares;

WHEREAS, the Purchaser has requested that the Company extend the right granted to it to purchase the 685,000 Additional Shares remaining to be purchased under the Amended Share Purchase Agreement on the condition that the purchase of such Additional Shares be completed prior to September 30, 2014; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders for the Company to extend the time period during which the Purchaser may exercise its right to purchase up such 685,000 remaining Additional Shares.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.        Section 2.3 of the Amended Share Purchase Agreement is hereby further amended by deleting “June 30, 2014” and by adding “September 30, 2014” in its place.

2.        The Amended Share Purchase Agreement shall remain unmodified and unamended in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SUREPURE, INC.

By:	/s/ Stephen M. Robinson
Name: Stephen M. Robinson
Title: Chief Financial Officer

REGENCY CAPITAL CORPORATION

By:	/s/ Richard Wilson
Name: Richard Wilson
Title: Director